Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement (Form F-3, file No. 333-153307) and related Prospectus of OceanFreight Inc. for the registration of 2,085,150 shares of its common stock and to the incorporation by reference therein of our report dated March 7, 2008, with respect to the consolidated financial statements of OceanFreight Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/Ernst & Young (Hellas) Certified Auditors Accountants S.A

October 24, 2008
Athens, Greece.